UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 23, 2014, Applied Materials, Inc. (“Applied”) held a Special Meeting of Stockholders (the “Special Meeting”) in connection with its proposed business combination with Tokyo Electron Limited (“TEL”). Pursuant to a business combination agreement, dated as of September 24, 2013, as amended, by and among Applied, TEL and TEL-Applied Holdings B.V. (“HoldCo”) (the “Business Combination Agreement”), Applied and TEL each agreed to combine their businesses, with HoldCo becoming the ultimate parent company (the “Business Combination”).

On the record date for the Special Meeting, there were 1,217,401,400 shares of Applied common stock outstanding and entitled to vote. A quorum was present at the Special Meeting. At the Special Meeting, Applied stockholders voted on two proposals, the results of which are set forth below.

Proposal 1. Adoption of the Business Combination Agreement.

Proposal 1 was approved as follows:

For	Against	Abstain	Broker Non-Votes
954,105,030	5,105,733	4,695,133	0

Proposal 2. Approval, on an advisory basis, of certain compensatory arrangements between Applied and its named executive officers based on or otherwise relating to the Business Combination.

Proposal 2 was approved as follows:

For	Against	Abstain	Broker Non-Votes
690,738,496	262,509,461	10,657,939	0

In connection with the Special Meeting, Applied also solicited proxies with respect to a proposal to adjourn the Special Meeting, for certain reasons, if necessary, including to solicit additional proxies if there were not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Business Combination Agreement (the “Adjournment Proposal”). The Adjournment Proposal, which was unnecessary in light of the attendance at the Special Meeting and the approval of Proposal 1 as indicated above, was not submitted to Applied stockholders to be voted on at the Special Meeting.

Item 8.01. Other Events.

On June 23, 2014, Applied issued a press release announcing the voting results of the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Applied Materials, Inc. dated June 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)
Dated: June 23, 2014
	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated June 23, 2014